Exhibit 99.1

K12 Inc. Reports Second Quarter Fiscal 2012 Results

Q2 Revenues Increase 29 percent to $166.5 million on Continued Strong Enrollment in Core Business and Contribution of Acquisitions Closed During Past Year

Company Maintains Positive Outlook for 2012 Fiscal Year

HERNDON, Va.--(BUSINESS WIRE)--February 7, 2012--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum, software and education services creating individualized learning for students primarily in kindergarten through 12th grade, today announced its results for the second fiscal quarter ended December 31, 2011.

Summary Financial Results

  Revenues for second quarter FY 2012 grew to $166.5 million, an increase of $37.5 million or 29.1 percent over the prior year, due to organic revenue growth in our core business of providing curriculum, technology and management services to K-12 schools and to acquisitions completed in the past year. These acquisitions include the American Education Company, International School of Berne and certain K-12 assets of Kaplan Virtual Education (“KVE”), which together added $10.4 million of the growth. Revenue was negatively impacted in the period by adjustments related to potential state funding reductions totaling over $8 million.
  EBITDA for second quarter FY 2012 (see reconciliation below) was $21.8 million, a decrease of $2.5 million or 10.3 percent as compared to $24.3 million for the prior year, reflecting the noted revenue adjustments and increased instructional and general and administrative expenses to support the growth in the core business. The primary drivers of this increase in instructional and general and administrative expenses were: personnel costs, including salaries, benefits and incentive compensation, and professional fees including student support center costs, and the ERP and CRM implementations. The professional fees increases were partially offset by lower transaction and merger integration expenses in the quarter. The capitalization rate of spending on infrastructure, product development and software development was lower this period due to timing and nature of the projects, resulting in higher current period expense.
  Operating income was $7.1 million, a decrease of $7.1 million or 50.0 percent as compared to $14.2 million for the prior year, reflecting the factors described above plus an increase of $4.6 million in depreciation and amortization due to new product launches, new system implementations, systems releases, and transaction related purchase accounting.
  Net income to common and Series A shareholders was $4.2 million as compared to $7.8 million in the prior year, a decrease of 46.2 percent, reflecting the factors described above. The decrease in net income was primarily attributable to increased instructional costs, general and administrative costs and product development costs offsetting the increase in revenues year over year.
  Diluted earnings per share were $0.11 as compared to $0.23 in the prior year.

Review of Significant Business Activities

Ron Packard, Chief Executive Officer of K12 Inc., commented: “Despite some challenges in the quarter, we saw healthy growth in revenue of almost 30 percent across our business with most of it being organic and the performance of our new initiatives. We are pleased that we did not let the acquisitions distract us and our core business continues to perform well and grow rapidly. K12 remains undeterred in its mission of maximizing a child’s potential regardless of circumstance. We continue to build great curriculum and manage schools while building the infrastructure necessary to scale.”

  We are delighted to serve so many more children as our average full time enrollment for the second quarter 2012 has grown from approximately 98,300 students to over 143,900 students in our three main business groups in the past year (see table).
  The Washington State Board of Education conferred upon the Washington Virtual Academies a prestigious 2011 Washington Achievement Award.
  Our private school business, which now serves students in 85 countries, is growing steadily, particularly our K12 International Academy and Keystone Schools.
  One year ago, we made an investment in Web International English, a private-pay English language learning company in China. Since then, Web’s performance has been strong and it has expanded to 103 learning centers in 53 cities.

Mr. Packard concluded, “Looking ahead to the remainder of fiscal year 2012, we are encouraged by the strong growth this year in every part of our business and maintain a positive outlook for the remainder of fiscal year 2012.”

Financial Results for the Three Months ended December 31, 2011 (Second Quarter Fiscal Year 2012)

  Revenues for the second quarter of FY 2012 were $166.5 million, an increase of $37.5 million or 29.1 percent. This increase was primarily due to organic revenue growth in our core schools business. In addition, acquisitions contributed approximately $10.4 million to revenue growth. Total revenue growth was supported by a combined 46.4 percent increase in enrollments in all K12 programs, but was negatively impacted by revenue adjustments made to account for the potential risk of state funding reductions.
  Instructional costs and services expenses for the second quarter of FY 2012 were $100.9 million, an increase of $24.7 million or 32.4 percent. The overall increase in instructional costs and services expenses remained relatively consistent as a percentage of revenue. This increase includes expenses to operate and manage schools including the Insight Schools acquired from KVE and newly launched schools. In addition, costs to supply curriculum, books, educational materials and computers to students increased $3.0 million.
  Selling, administrative, and other operating expenses for the second quarter of FY 2012 were $51.0 million, an increase of $15.8 million or 44.9 percent. The primary drivers of this increase were: personnel costs, including salaries, benefits and incentive compensation; professional fees including student support center costs and the ERP and CRM implementations; and depreciation and amortization expenses. Included in the increase is a significant expansion of our internal institutional sales support and our external sales distribution network. The professional fees increases were partially offset by lower transaction and merger integration expenses in the quarter.
  Product development expenses, including software development, for the second quarter of FY 2012 were $7.6 million, an increase of $4.2 million or 123.5 percent over the same period in the prior year. The increase is primarily due to the increase of preliminary design work related to internal software development projects, new product development projects and increased amortization costs. Due to timing and nature of the projects, the capitalization rate during the period was lower than historical levels, resulting in higher current period expense.
  EBITDA, a non-GAAP measure (see reconciliation below), for the second quarter of FY 2012 was $21.8 million, a decrease of 10.3 percent. EBITDA in the quarter has been impacted by certain revenue adjustments, by increased instructional costs and selling and administrative expenses including: personnel costs, which include salaries, benefits and incentive compensation; student enrollment counseling; and professional fees, particularly infrastructure related. The professional fees increases were partially offset by lower transaction and merger integration expenses in the quarter.
  Operating income was $7.1 million for the second quarter of FY 2012 as compared to operating income of $14.2 million for the same period in the prior year, a decrease of $7.1 million or 50.0 percent. Depreciation and amortization were $14.7 million, an increase of $4.6 million or 45.5 percent primarily due to investments in personnel, curriculum, software licenses and systems to support growth and the effects of transaction related purchase accounting.
  Income tax expense was $3.0 million for the second quarter of FY 2012, representing an effective tax rate of 43.5 percent. Income tax expense for the second quarter of FY 2011 was $6.1 million, representing an effective tax rate of 44.2 percent. The decrease in the tax rate is primarily due to a decrease in non-deductible expenses in the current period.
  Net income attributable to common and Series A shareholders was $4.2 million as compared to a net income of approximately $7.8 million in the prior year due to the factors mentioned above.
  Diluted net income attributable to common stockholders per share was $0.11 for the second quarter of FY 2012 as compared to $0.23 in the prior year due to the factors described above, including the increase in average number of shares outstanding compared to the same period last year. Diluted net income per share reflects a pro rata allocation of net income to Series A Special Stock.

Financial Results for the Six Months ended December 31, 2011 (First Half of Fiscal Year 2012)

  Revenues for the six months ending December 31, 2011 were $359.8 million, an increase of $95.9 million or 36.3 percent. This increase was primarily due to organic revenue growth in our core schools business. In addition, acquisitions contributed more than $26.2 million to revenue growth.
  Instructional costs and services expenses for the six months ending December 31, 2011 were $208.5 million, an increase of $57.2 million or 37.8 percent. This increase was primarily attributable to a $39.0 million increase in expenses to operate and manage schools including the Insight Schools acquired from KVE and newly launched schools. In addition, costs to supply curriculum, books, educational materials and computers to students increased $7.5 million. As a percentage of revenue, these costs increased slightly over the same period in the prior year.
  Selling, administrative, and other operating expenses for the six months ending December 31, 2011 were $122.2 million, an increase of $36.5 million or 42.6 percent. This increase was primarily attributable to increases in: personnel costs, including salaries, benefits and incentive compensation; strategic marketing and advertising including brand awareness and student enrollment counseling; third party commissions related to the Company’s institutional sales; accounting and audit fees related to the Company’s public filing and tax returns; investment in the institutional sales organization and distribution network; professional fees which included costs associated with the external sales force and the ERP and CRM implementations; and depreciation and amortization expense. These increases were partially offset by lower transaction and merger integration expenses in the quarter.
  Product development expenses for the six months ending December 31, 2011 were $13.8 million, an increase of $6.5 million or 89.0 percent over the same period in the prior year. The increase is primarily due to the increase of preliminary design work related to internal software development projects, new product development projects and increased amortization for the quarter. Due to timing and nature of the projects, the capitalization rate during the period was lower than historical levels, resulting in higher current period expense.
  EBITDA, a non-GAAP measure (see reconciliation below), for the six months ending December 31, 2011 was $43.0 million, an increase of 10.0 percent. EBITDA in the period has been impacted by $3.5 million of transaction costs, merger integration, ERP implementation costs and additional costs associated with the delay in our year end filing as well as other factors mentioned above. In addition, losses from new initiatives totaled $2.1 million during the period.
  Operating income was $15.4 million for the six months ending December 31, 2011 as compared to operating income of $19.6 million for the same period in the prior year, a decrease of $4.2 million or 21.4 percent. Depreciation and amortization were $27.7 million, an increase of $8.2 million or 42.1 percent primarily due to investments in personnel, curriculum and systems to support growth and the effects of transaction related purchase accounting.
  Income tax expense was $6.7 million for the six months ending December 31, 2011, representing an effective tax rate of 45.0 percent. Income tax expense for the second quarter of FY 2011 was $9.1 million, representing an effective tax rate of 48.1 percent. The decrease in the tax rate is primarily due to a decrease in non-deductible expenses in the current period.
  Net income attributable to common and Series A shareholders was $8.8 million as compared to a net income of approximately $10.0 million in the prior year due to the factors mentioned above.
  Diluted net income attributable to common stockholders per share was $0.23 for the six months ending December 31, 2011 as compared to $0.30 in the prior year due to the factors described above and the increase in the average number of shares outstanding as compared to the prior year period. Diluted net income per share reflects a pro rata allocation of net income to Series A Special Stock.

Cash, Capital Expenditures and Capital Leases

  As of December 31, 2011, the Company had cash and cash equivalents of $133.9 million, reflecting a decrease of $59.2 million from June 30, 2011, due to a significant increase in accounts receivable; the funding of the acquisition of the Kaplan/Insight Assets; and to the investment in capital expenditures and product development.
  Capital expenditures for the six months ended December 31, 2011 were $21.4 million and was comprised of:
    $14.9 million for property and equipment, including capitalized software development, and
    $6.5 million for capitalized curriculum.
  Capital leases financed additional purchases of $19.5 million during the six months ended December 31, 2011, primarily for computers and software for students.

Enrollment Data

Our reported total average enrollments include students in Managed Schools, students taking K12 curriculum or Aventa online programs offered by school districts (Institutional Business), and students in Private Schools. Students served through our Institutional Business and Private School offerings may enroll in a single course. For better comparability, these students are converted to full-time equivalents (FTEs) on a four course basis, and the revenue associated with these students is lower than those in the managed schools. We currently exclude selected programs from our reported enrollment. For example, we do not include students in our consumer channel as we do not monitor the progress of these students in the same way as we do in other programs. We typically sell our A+ curriculum (acquired with AEC) as a site license. As these schools are not limited in the number of students who may access our curriculum, we do not include these students in our enrollment totals. We also exclude students from Capital Education, Middlebury Interactive Languages and our classroom pilots.

	Three Months Ending December 31,		Growth 2011 / 2010		Six Months Ending December 31,		Growth 2011 / 2010
	2011	2010	Change	Change %	2011	2010	Change	Change %

K12 Average Enrollment
Managed Public Schools	105,070	71,850	33,220	46.2%	104,507	72,321	32,186	44.5%
Institutional Business	28,807	18,804	10,003	53.2%	28,941	19,354	9,587	49.5%
Private Schools	10,056	7,642	2,414	31.6%	9,882	6,950	2,932	42.2%
Total Average Enrollment	143,933	98,296	45,637	46.4%	143,330	98,625	44,705	45.3%

*In FY 2012, a program transitioned from a K12 district program to a K12 managed school. This program had approximately 2,000 and 1,000 enrollments for the first quarters of fiscal year 2012 and 2011, respectively.

Certain totals may not add due to the effects of rounding.

NM — Not Meaningful

Fiscal Year 2012 Outlook

Based upon year-to-date results and Management’s outlook for the remainder of the year, the Company is updating its previously announced full year 2012 outlook:

  Revenue of $680-$690 million
  EBITDA of $85-$95 million after giving effect to:
    Transaction, merger integration, system implementation and related costs of $6 million to $7 million
    Losses from start-up initiatives of $5 million to $6 million
  Depreciation and amortization expense of $53 million to $57 million
  Capital expenditures including capitalized curriculum, capitalized software development, and property and equipment of approximately $45 million
  Capitalized leases for student computers will exceed $20 million
  Income tax rate of 44 percent to 46 percent
  Due to the potential variability in depreciation and amortization from changes in anticipated placed in service dates for curriculum, software and other assets, the Company is not forecasting operating income or net income at this time.

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: our potential inability to further develop, maintain and enhance our products and brands; the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct by operators in any school in our industry and in any school in which we operate; challenges from virtual public school or hybrid school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding or an obligation to repay funds previously received; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to enter into new contracts or renew existing contracts with schools; risks associated with entering into and executing mergers, acquisitions and joint ventures; failure to successfully integrate mergers, acquisitions and joint ventures; inability to recruit, train and retain quality teachers and employees; uncertainty regarding our ability to protect our proprietary technologies; risks of new, changing and competitive technologies; increased competition in our industry; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 6, 2012, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its second quarter 2012 financial results during a conference call scheduled for Tuesday, February 7, 2012 at 9:00 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.k12.com through the Investor Relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors and analysts should dial 866.783.2139 (domestic) or 857.350.1598 (international) at 8:50 a.m. (ET). The participant passcode is 82802566.

A replay of the call will be available starting on February 7, 2012, through February 13, 2012, at 888-286-8010 (domestic) or 617-801-6888 (international) passcode 44114987. It will also be archived at www.k12.com in the Investor Relations section for 60 days.

Financial Statements

K12 INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011	June 30, 2011
	(In thousands, except share and per share data)
ASSETS
Current assets

Cash and cash equivalents	$133,872	$193,099
Restricted cash and cash equivalents	1,501	1,501
Accounts receivable, net of allowance of $2,501 and $1,777 at December 31, 2011 and June 30, 2011, respectively	196,671	96,235
Inventories, net	20,203	30,554
Current portion of deferred tax asset	8,050	7,175
Prepaid expenses	13,825	10,424
Other current assets	14,310	9,111
Total current assets	388,432	348,099
Property and equipment, net	60,297	46,625
Capitalized software development costs, net	27,302	24,386
Capitalized curriculum development costs, net	56,149	55,619
Intangible assets, net	40,193	38,291
Goodwill	62,182	55,627
Investment in Web International	10,000	10,000
Deposits and other assets	3,297	3,448
Total assets	$647,852	$582,095
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$20,249	$21,176
Accrued liabilities	17,011	14,126
Accrued compensation and benefits	13,662	13,086
Deferred revenue	52,154	21,907
Current portion of capital lease obligations	15,467	11,914
Current portion of notes payable	1,129	1,443
Total current liabilities	119,672	83,652
Deferred rent, net of current portion	5,294	4,698
Capital lease obligations, net of current portion	16,569	8,552
Notes payable, net of current portion	1,543	2,299
Deferred tax liability	15,509	9,604
Other long term liabilities	3,160	3,343
Total liabilities	161,747	112,148
Commitments and contingencies
Redeemable noncontrolling interest	17,200	17,200
Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 36,381,336 and 35,927,452 shares issued and outstanding at December 31, 2011 and June 30, 2011, respectively	4	4
Additional paid-in capital	519,487	512,181
Series A Special Stock, par value $0.0001; 2,750,000 issued and outstanding at December 31, 2011 and June 30, 2011	63,112	63,112
Accumulated other comprehensive income	134	28
Accumulated deficit	(117,938)	(126,704)
Total K12 Inc. stockholders’ equity	464,799	448,621
Noncontrolling interest	4,106	4,126
Total equity	468,905	452,747
Total liabilities, redeemable noncontrolling interest and equity	$647,852	$582,095

See accompanying summary of accounting policies and notes to unaudited condensed consolidated financial statements in Form 10-Q.

K12 INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In thousands, except share and per share data)
Revenues	$166,500	$129,002	$359,830	$263,873
Cost and expenses
Instructional costs and services	100,877	76,195	208,455	151,277
Selling, administrative, and other operating expenses	50,957	35,177	122,217	85,675
Product development expenses	7,574	3,435	13,798	7,346
Total costs and expenses	159,408	114,807	344,470	244,298
Income from operations	7,092	14,195	15,360	19,575
Interest expense, net	(236)	(366)	(457)	(663)
Income before income tax expense and noncontrolling interest	6,856	13,829	14,903	18,912
Income tax expense	(2,976)	(6,119)	(6,673)	(9,050)
Net income - K12 Inc.	3,880	7,710	8,230	9,862
Add net loss attributable to noncontrolling interest	285	129	536	175
Net income attributable to common stockholders, including Series A stockholders	$4,165	$7,839	$8,766	$10,037
Net income attributable to common stockholders per share, excluding Series A stockholders:
Basic	$0.11	$0.24	$0.23	$0.30
Diluted	$0.11	$0.23	$0.23	$0.30
Weighted average shares used in computing per share amounts:
Basic	35,755,685	30,565,683	35,692,761	30,454,724
Diluted	35,976,779	31,128,286	36,009,878	31,094,840

See accompanying summary of accounting policies and notes to unaudited condensed consolidated financial statements in Form 10-Q.

K12 INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2011	2010
	(In thousands)
Cash flows from operating activities
Net income	$8,230	$9,862
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation and amortization expense	27,668	19,512
Stock based compensation expense	4,724	5,399
Excess tax benefit from stock based compensation	(1,232)	(1,308)
Deferred income taxes	6,433	8,027
Provision for (reduction of) doubtful accounts	329	282
Provision for inventory obsolescence	9	737
Provision for student computer shrinkage and obsolescence	393	19
Changes in assets and liabilities:
Accounts receivable	(100,765)	(61,629)
Inventories	10,341	9,349
Prepaid expenses	(3,400)	2,971
Other current assets	(5,199)	(3,001)
Deposits and other assets	151	(20)
Accounts payable	(928)	(3,127)
Accrued liabilities	2,885	2,764
Accrued compensation and benefits	575	(5,766)
Deferred revenue	29,906	18,845
Cash invested in restricted cash and cash equivalents	-	1,843
Deferred rent	413	2,308
Net cash (used in)/provided by operating activities	(19,467)	7,067
Cash flows from investing activities
Purchase of property, equipment and software development costs	(14,902)	(13,297)
Capitalized curriculum development costs	(6,469)	(6,961)
Purchase of AEC, net of cash acquired of $3,841	-	(24,542)
Cash advanced for AEC performance escrow	-	(6,825)
Cash paid for investment in Web	-	(10,000)
Cash paid for other investment	-	(2,040)
Purchase of Kaplan/Insight Assets	(12,641)	-
Net cash used in investing activities	(34,012)	(63,665)
Cash flows from financing activities
Repayments on capital lease obligations	(7,884)	(7,303)
Repayments on notes payable	(1,069)	(930)
Borrowings from line of credit	-	15,000
Proceeds from exercise of stock options	2,760	2,911
Excess tax benefit from stock based compensation	1,232	1,308
Repurchase of restricted stock for income tax withholding	(580)	(1,020)
Payment of stock registration expense	(313)	-
Net cash (used in)/provided by financing activities	(5,854)	9,966
Effect of foreign exchange rate changes on cash and cash equivalents	106	38
Net change in cash and cash equivalents	(59,227)	(46,594)
Cash and cash equivalents, beginning of period	193,099	81,751
Cash and cash equivalents, end of period	$133,872	$35,157

See accompanying summary of accounting policies and notes to unaudited condensed consolidated financial statements in Form 10-Q.

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss), plus net interest expense, plus income tax expense, minus income tax benefit, plus depreciation and amortization and noncontrolling interest charges. Interest expense primarily consists of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA in addition to income from operations and net income as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments, or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis;
  in presentations to the members of our Board of Directors to enable our Board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry; and, on an adjusted basis in determining compliance with the terms of our credit agreement.

The following table provides a reconciliation of net income to EBITDA.

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
	(In thousands)		(In thousands)
Net income-K12 Inc.	$4,165	$7,839	$8,766	$10,037
Interest expense, net	236	366	457	663
Income tax expense	2,976	6,119	6,673	9,050
Depreciation and amortization	14,676	10,120	27,668	19,512
Noncontrolling interest	(285)	(129)	(536)	(175)
EBITDA	$21,768	$24,315	$43,028	$39,087

About K12 Inc.

K12 Inc. (NYSE: LRN), a technology-based education company, is the largest provider of proprietary curriculum and online education programs for students in kindergarten through high school in the U.S. K12 provides its curriculum and academic services to public and private online schools, traditional classrooms, blended school programs, and directly to families. K12 also operates the K12 International AcademyTM, an accredited, diploma-granting online private school.

Founded in 2000, K12 has provided over 2 million courses – core subjects, AP®, world languages, credit recovery, and electives – to more than 200,000 students worldwide. Over 90 percent of parents surveyed are satisfied with the K12 program and agree that their children have benefited academically with K12. Students graduating from K12® virtual schools have been accepted to hundreds of higher education institutions including many of the nation’s top-ranked colleges and universities.

K12 has also made a number of recent acquisitions including: (i) KC Distance Learning, Inc., a nationally recognized leader in online learning with brands that provide high quality education products and online school solutions: Aventa LearningTM, The KeystoneTM School and iQ Academies®; (ii) The American Education Corporation, a leading provider of instructional and assessment software for kindergarten through adult learners; and (iii) certain assets of Kaplan Virtual Education, which manages online public and private schools for students in grades 6-12. K12 has also made a strategic investment in Web International English, a leader in English language training for thousands of students in China, and formed Middlebury Interactive Languages, a joint venture with Middlebury College, create and distribute innovative online language courses for pre-college students.

K12 is accredited through AdvancED, the world’s largest education community. More information on K12 can be found at: www.k12.com.

CONTACT:
K12 Inc.
Investor:
Harry Hawks, 703-483-7350
EVP/CFO and Investor Relations
hhawks@k12.com
or
Press:
Jeff Kwitowski, 703-483-7281
VP, Public Affairs
jkwitowski@k12.com